Exhibit 99.1

Dear Investor:

Attached is an analyst report that describes in considerable detail the current status of Neurologix as well as its prospects for a bright future. We are pleased with the tone and conclusion of the report, which was produced by Investology, Inc., a company respected for its insight and experience.

The report confirms that our company is on the right track and has the potential to become a major force in the treatment of Parkinson’s disease and other diseases of the central nervous system. The report highlights a twelve-month target value for our stock of roughly triple our current trading price. As you would expect, we are not surprised by that conclusion, given the products that we are developing, the size of the potential market and the progress we have made.

We present the report to you for your review, and we appreciate your interest in the Company and your support. Neurologix provided funding for the report. If you have any questions about the report or Neurologix, I would be pleased to answer them.

Sincerely,

John E. Mordock

President and Chief Executive Officer

Initiation Report
Neurologix, Inc. (OTC BB: NRGX) Positive
Volatility Risk: High		12 month Price Target: $1.94
Analyst:	Waheed Hassan, CFA Yvette Chin waheed@investologyinc.net	Date: January 31, 2007

Market Data
Current share price (Jan. 29, 07)	$0.60
52 week Low-High ($)	$0.45-$2.15
Shares Outstanding	26.54mn
Market Cap	$15.9mn
Insider Holding	N/A
Fiscal Year End	31 Dec.
Book value/share (Sept. 30, 06)	$0.45
Total Assets (Sept. 30, 06)	$12.96mn
* Projections & estimates by the Analyst

Investment Highlights

•     We are initiating coverage of NRGX with a Positive rating and a 12 month target price of $1.94 per share. Our rating is premised on a) positive Phase 1 clinical trial result for Parkinson’s Disease (“PD”); b) potential to capitalize on limited treatment alternatives for PD and epilepsy; c) growth outlook for PD and epilepsy markets; d) strong liquidity/funding position which is sufficient to maintain operations at least until Dec. 2007; e) strong institutional investor interest in the company; f) strategic alliance with industry leaders, including Medtronic; and g) presence of a highly qualified management team and scientific advisory board, including Dr. Paul Greengard, a Nobel laureate.

•     Positive clinical trial result: On October 17, 2006, NRGX announced that it has successfully completed its Phase I trial of gene therapy for Parkinson's disease with statistically significant results. This was the first successful human gene therapy trial in the United States. The data was presented at the 36th Annual Meeting of the Society of Neuroscience in Atlanta. In a presentation, Matthew J. During, MD, D.Sc. presented findings of the open label, dose escalating, unilateral trial, which confirmed the safety and tolerability in all 12 patients studied out to one year. At one year, all 12 patients as a group demonstrated a clinical improvement of 25% in the Unified Parkinson's Disease Rating Scale (UPDRS) compared to baseline (p < 0.005). Nine of the 12 patients showed an average improvement of 37%, and five of these patients had substantial improvement of between 40% and 65%.

•     Market outlook: According to a research report, IMS Health estimates the value of the PD market at US$2.7bn in 2005. Going forward, given that PD usually develops after 65+ age, the potential market size is likely to grow as the US and global populations age. For instance, the

(PLEASE SEE RISK FACTORS ON PAGE 6 & DISCLOSURES AT THE END OF THIS PAID FOR REPORT)

Neurologix Inc.                                                     INVESTOLOGY RESEARCH

proportion of people 65+ in US is likely to increase from 12.4% of total population in 2000 to 13.0% in 2010 and 20.4% in 20401. Similarly, the epilepsy related drug market is expected to grow by 30% from 2005 to $4.3 billion in 20152. NRGX could also benefit from targeting the Deep Brain Stimulation (DBS) market. Focus on the DBS market could help NRGX realize revenue much sooner as DBS treatment has an established Medicare/State reimbursement system.

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Strong funding/liquidity position: As of September 30, 2006, NRGX had cash and cash equivalents and short-term investments in marketable securities of $11.7 million. According to the management, the current funding level is sufficient to maintain operations until at least December 31, 2007. In terms of R&D, the current resources are sufficient to complete one follow-on trial for Parkinson's disease and to complete a Phase I clinical trial for epilepsy. Going forward, however, the company's would need additional funding to perform all of the clinical trials required for drug approval and marketing.

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Institutional investor interest: In May 2006, NRGX sold 342,857 shares of Series C preferred stock for approx. $12 million to General Electric Pension Trust, DaimlerChrysler Corporation Master Retirement Trust and certain funds managed by ProMed Management, LLC in a private placement transaction. The Series C preferred stock was issued at $35 per share and is convertible into 19.66 shares of common stock per share. The company also issued warrants to purchase approximately 2.2 million shares of common stock at an exercise price of $2.05 per share that expire on May 10, 2013.

•

We estimate the exercise price of warrants to be at approx. 15% premium to the conversion price of Series C preferred and the then prevailing market price of common stock. We believe that the company’s ability to issue warrants at a premium is indicative of institutional investor

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[1]	Source: U.S Census Bureau. Special Studies. “65+ in the United Stated”. Issued Dec. 2005
[2]	Source: http://www.pharmaceutical-business-review.com/article_researchwire.asp?guid=86D02FCD-7E25-4FC9-A212-0B2308598618

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Neurologix Inc.	INVESTOLOGY RESEARCH

interest in its technology, and more importantly, its ability to finance future operations. Our view is further corroborated by the institutional ownership of NRGX stock. For instance, Palisade Capital (with $2bn assets under management) currently owns 25% and Medtronic ($61 .5bn in market cap) approx. 8% of the common stock.

•

Strategic alliances: NRGX entered into a sublicense agreement with Diamyd Therapeutics AB, a subsidiary of Diamyd Medical, AB ("Diamyd") in Aug. 2006. Pursuant to the agreement, Diamyd granted a non-exclusive worldwide license to NRGX to certain patent rights and technical information for the use of a gene version of glutamic acid decarboxylase (GAD) 65. NRGX used GAD 65 for gene therapy treatment of PD during its Phase I clinical trial. Diamyd is the exclusive licensee of such patent rights owned by the Regents of the University of California, Los Angeles, which has approved the sublicense agreement.

Similarly, in May 2006, NRGX entered into a Sponsored Research Agreement with The Ohio State University Research Foundation ("OSURF"). Under the agreement, NRGX would conduct research for development of gene therapies for neurodegenerative disorders, including PD, epilepsy, Huntington's disease, and Alzheimer's disease (“Research Project”). This sponsored research will be funded by the company and will be conducted under the direction of Dr. Matthew J. During. Under the terms of the agreement, the company has first right to negotiate with OSURF, on reasonably commercial terms, for an exclusive, worldwide right and license for commercial products embodying inventions conceived under the Research Project with the assistance of employees of OSURF.

NRGX also has a manufacturing and development agreement with Medtronic (NYSE: MDT), dated April 27, 2005. Under the agreement, Medtronic engineers are working with the company’s scientists to develop a new catheter system for infusing gene therapies into the brain. This system is expected to be used in later-phase gene therapy studies. In conjunction with this agreement, Medtronic increased its equity investment in NRGX by $2.0 million, purchasing 1.1 mn shares of common stock at a price of $1.752 per share, plus warrants to purchase 285,388 shares of common stock at an exercise price of $2.19 per share. Currently, Medtronic owns approx. 8% of the common shares of NRGX.

Currently, there is no commercial product available for infusion of gene therapeutics or any other type of biological agent into the brain. All clinical trials to date, including the company’s Phase I clinical trial for PD have utilized either experimental devices created specifically for the particular trial or have used technologies which were not designed for use in the brain. The goal of this program is to provide the company with a proprietary technology to deliver its gene therapy agents which would facilitate acceptance and use by the general community of practicing neurosurgeons.

•

Future milestones (potential catalysts for stock performance): NRGX plans to conduct one or more follow-on trials prior to conducting a pivotal trial for its treatment of PD in the second half of 2007. The follow-on trials will be designed to primarily test the therapy bilaterally, determine the proper dosing and test the catheter system being developed by Medtronic.

The company will also take steps to move toward a pivotal trial for treatment of PD, and hopes to be in a position to file its protocol with the FDA in 2009. The company estimates that the pivotal trial could be completed in 2011. The cost of reaching the milestone is estimated to be $20-30 million.

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Neurologix Inc.	INVESTOLOGY RESEARCH

Regarding epilepsy, NRGX expects to file an IND for a Phase I clinical trial in the 1st quarter of 2007. The company expects the cost of related trial to amount to be approx. $0.75 million. The scope and timing of such trial will, in large part, depend upon, FDA concurrence and the successful completion of certain license arrangements. The company currently expects to file for FDA approval for its epilepsy product by 2011. The cost of reaching this milestone for epilepsy product is estimated to be $15-25 million.

More recently, the company has undertaken efforts to develop gene therapy for the treatment of other metabolic and neurodegenerative disorders, including Huntington's disease. The company expects to begin an additional Phase I clinical trial for one or more of these disorders within the next 3 years.

Development Status

TECHNOLOGY & APPLICATION	DISCOVERY	PRECLINICAL	PHASE	PHASE II	PHASE III
GENE THERAPY
NLX-P101
Parkinson's disease*

NLX-E201
Epilepsy

Cell survival and regeneration
neuro-degenerative disorders

PHARMACEUTICALS PEPTIDES
Huntington's Disease

Neuroprotection

Source: www.neurologix.net

Milestones and timeline

Category	Key catalysts	Expected Timeline
Parkinson's Disease	PD trails	2Q2007
	Protocol with FDA	2009
	Pivotal trial completed	2011

Epilepsy	IND for Phase 1 clinical trial	1Q2007
	FDA approval	2011

Source: company’s 10Q and 10k filings, analyst estimates

•

Patents and other proprietary rights: Presently, NRGX holds the exclusive license to 4 issued U.S. patents, 4 pending U.S. patent applications, 4 pending foreign patent applications and 1 issued foreign patent. In addition, the company owns 1 issued U.S. patent and 4 U.S. pending patent applications covering gene therapy technologies and a non-exclusive license to a U.S. patent covering delivery mechanisms for gene therapy.

The exclusive patent licenses were granted by Rockefeller and Thomas Jefferson University (“TJU”) pursuant to research agreements which the company had with these institutions. The non-exclusive license is provided pursuant to an agreement the company has with Rockefeller and Yale University. In each instance, Dr. Michael Kaplitt and/or Dr. Matthew During are named as one of the co-inventors in the patent.

Moreover, the company has an agreement with Cornell University for its Medical College (“Cornell”) for its ongoing Phase I clinical trial for the treatment of PD. The agreement also

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Neurologix Inc.	INVESTOLOGY RESEARCH

entails development of gene therapy approaches for other metabolic and neurodegenerative disorders, including Huntington’s disease and epilepsy under the direction of Dr. Michael Kaplitt. Under this agreement, the company has the right of first refusal to obtain from Cornell, upon commercially reasonable terms, exclusive license rights to any intellectual property developed in the course of the sponsored research projects.

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Qualified management and Scientific Advisory Board (SAB): Management and SAB credentials are critical for development stage biotechnology firms. As these companies do not have any recurring revenue, they are dependent on management’s ability to finance operations through new equity/debt issue. Moreover, given that such companies have no commercially viable product as yet, investors have to rely on management’s background and expertise to undertake the clinical trials and seek FDA approval for the product. We believe that NRGX’s management and the SAB have the required experience and expertise to implement the company’s business strategy with respect to clinical trails for PD, epilepsy and Huntington’s disease. Furthermore, the management’s ability to generate institutional interest in the stock (please see discussion above) bodes well for the company’s ability to fund operations without significantly diluting shareholders. Additionally, inclusion of Dr. Paul Greengard, a Nobel laureate on NRGX’s SAB since 2003, is indicative of management’s ability to attract and retain highly qualified professionals.

•

Valuation: We estimate NRGX’s target value at $1.94 per share. Our estimate is based on the sum-of-the-parts valuation, whereby PD product value is based on NPV of future earnings and Epilepsy product value is based on comparable Price/Earnings (PE) multiples for biotech companies. Our valuation assumes that NRGX will trade at comparable PE multiple of 25x in 2013, one year after receiving FDA approval for its PD and epilepsy products in 2012 (please see ‘Future milestones’ section above). We assumed a 30% annual discount rate, which is comparable to the discount rate used for other early stage biotech firms. Potential upside to our target price estimate could comprise of revenue from sale of products related to other neurodegenerative and metabolic disorders including Huntington’s disease or any other disease/ condition. Similarly, we believe that our 5% annual price increase assumption is conservative, compared to the actual increase in drug prices.

Key valuation assumptions

Assumptions
Market share - Parkinson's Disease (PD)	4.00%
- Epilepsy	5.00%
Probability of achieving market share - Epilepsy	15.00%
Expected Net Profit Margin	20.00%
Discount rate	30.00%

Additional capital required to achieve commercial status	$75mn
Additional shares issued for future capital raise	42.67
Preferred shares convertible	7.24
Shares outstanding (10 Nov. 2006)	26.54mn
Total expected shares outstanding post capital raise	76.45mn
Source: Analyst estimates

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Neurologix Inc.	INVESTOLOGY RESEARCH

Parkinson’s disease revenue estimate

Year	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022	2023E	2024E
Number of current patients (mn)
	2.0	2.0	2.1	2.2	2.2	2.3	2.4	2.5	2.6	2.7	2.8	2.8
Additional patients each year
	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1
Potential Patients at year end
	2.0	2.1	2.2	2.2	2.3	2.4	2.5	2.6	2.7	2.8	2.8	2.9

Rev. per year per patient
	$7,500	$7,875	$8,269	$8,682	$9,116	$9,572	$10,051	$10,553	$11,081	$11,635	$12,217	$12,828

Net Profit ($mn)	$121	$132	$144	$156	$170	$184	$200	$217	$236	$256	$278	$301

Source: Analyst estimates

Parkinson Disease’s contribution to target price estimate

Target Price Estimate
PV of annual Net Income (2013E-2024E)	$503.5mn
PV of terminal value	$48.2mn
Total NPV of future net income in 2013	$551.7mn
Target Price for PD segment in 2007	$1.5 per share

Source: Analyst estimates

Method 2 – Parkinson’s Disease contribution to target price (based on comparable multiple)

	Comparable multiple	Aggregate Firm Value in 2024E	NPV in Yr 2007
Target Price/Earnings multiple	25	$7,534.28mn	$113.23
Present value of Target Price in 2007		$1.48 per share

Source: Analyst estimates

Epilepsy’s segment’s contribution to target price estimate

	Potential Market size	Market share	Prob. of achieving commercial product	Expected Net Profit
Epilepsy	$4,300mn	5.0%	15%	$6.45mn
Target Price/Earnings multiple				25x
Estimated firm value				$161.25mn
Target Price per share in 2012				$2.11
Present value of Target Price in 2007			$0.44 per share

Source: Analyst estimates

Aggregate Target Value Estimate

- Contribution from PD segment	$1.50
- Contribution from Epilepsy segment	$0.44
Total Target Price	$1.94 per share

Source: Analyst estimates

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Neurologix Inc.	INVESTOLOGY RESEARCH

•

Risks: NRGX is a high-risk investment. It is a development stage company and there is no assurance that the company will be able to develop a commercially viable product or receive FDA approval for it. Moreover, the company has limited operating history. It does not currently generate any revenue and is unlikely to do so until it commercializes its first product. The company does not have sufficient funds to continue its operations in the long run or to commercialize its product candidates. Consequently, it needs equity or debt injection to maintain operations, which could be potentially dilutive for shareholders. Inability to raise the required funds could create significant ‘going’ concerns. The company may be subject to product liability claims in connection with its clinical trials. Investors also need to be careful about the liquidity risk in NRGX shares given its relatively low trading volume. NRGX share price is also subject to high volatility.

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Neurologix Inc.	INVESTOLOGY RESEARCH

Company Background

Neurologix, Inc. (the “company”) is engaged in the research and development of proprietary treatments for disorders of the brain and central nervous system, primarily utilizing gene therapies. It was founded in 1999 by Dr. Matthew J. During and Dr. Michael G. Kaplitt. The company went public in 2004. Both Dr. During and Dr. Kaplitt are consultants to the company. Additionally, Dr. Paul Greengard of Rockefeller University, a Nobel laureate, is also on the company’s advisory board.

The company’s development efforts are focused on gene therapy for treating PD, epilepsy and other neurodegenerative and metabolic disorders, including Huntington disease. These treatments are designed as alternatives to conventional surgical and pharmacological treatments. The company’s proprietary gene therapy technique, NLX, has been successfully tested in a Phase I clinical trial as a potential PD treatment. The therapy is also the basis of its application for Phase I testing of a potential treatment for epilepsy.

The company’s two most advanced product candidates, AAVGAD for PD, and AAVNPY for Temporal Lobe Epilepsy, are both biological products requiring manufacture in specialized facilities. As the Parkinson’s disease program advances through the clinical development program, the regulatory requirements for manufacture proportionately increase. The company is planning to generate the AAVGAD product with full Good Manufacturing Practices compliance consistent with a Phase III trial and commercial release. The company does not own such a facility, so it will seek to contract with third parties for such manufacturing.

Technology Overview

Deoxyribonucleic acid (“DNA”) is organized into segments called genes, with each gene representing the region of DNA that determines the structure of a protein, as well as the timing and location of such protein’s production. Occasionally, the DNA for one or more genes can be defective, resulting in the absence or improper production of a functioning protein in the cell. This improper expression can alter a cell’s normal function and can frequently result in a disease. One goal of gene therapy is to treat these diseases by delivering DNA containing the corrected gene into cells. Also, gene therapy can increase or decrease the synthesis of gene products, or introduce new genes into a cell and thus provide new or augmented functions to that cell.

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Neurologix Inc.	INVESTOLOGY RESEARCH

The basics - cell, DNA and gene

There are several different ways of delivering genes into cells. Each of the methods of delivery uses carriers, called “vectors,” to transport the genes into cells. Similar to the relationship between a delivery truck and its cargo, the vector (the “truck”) provides a mode of transport and the therapeutic agent (the “cargo”) provides the disease remedy. These carriers can be either man-made components or modified viruses. The use of viruses takes advantage of their natural ability to introduce DNA into cells. Gene therapy takes advantage of this property by replacing viral DNA with a payload consisting of a specific gene. Once the vector inserts the gene into the cell, the gene acts as a blueprint directing the cell to make the therapeutic protein.

How gene therapy works

Source: www.med.upenn.edu/.../MDGF/technology.shtml?MDGF

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Neurologix Inc.	INVESTOLOGY RESEARCH

For its first generation of products, the Company intends to utilize exclusively the AAV vector. In 1994, Drs. Michael Kaplitt and Matthew During demonstrated that AAV could be a safe and effective vehicle for gene therapy in the brain. Since that time, the AAV vector has been used safely in a variety of clinical gene therapy trials and, to the Company’s knowledge, the virus has not been associated with any human disease.

The Company believes that the benefits of AAV vector gene therapy technology include:

•	Safety: AAV vectors are based on a virus that, to the Company’s knowledge, has not been associated with a human disease.
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Efficiency of delivery: AAV vectors are effective at delivering genes to cells. Once in the cell, genes delivered by AAV vectors in animal models have produced effective amounts of protein on a continuous basis, often for months or longer from a single administration.

•	Ability to deliver many different genes: The vast majority of the coding parts of genes (cDNA) fit into AAV vectors and have been successfully delivered to a wide range of cell types.
•

A simpler and safer option than standard surgery: The company intends to administer the AAV vector-based products in a procedure that is simpler and safer than other established neurosurgical procedures.

•

Stability: Unlike some other viruses, AAV is stable under a wide range of conditions. This allows AAV vectors to be handled like normal pharmaceutical products, lending themselves to traditional shipping and storing procedures.

Parkinson’s Disease Overview3,4

Parkinson disease is a brain disorder. It occurs when certain nerve cells (neurons) in a part of the brain called the substantia nigra die or become impaired. Normally, these cells produce a vital chemical known as dopamine. Dopamine allows smooth, coordinated function of the body's muscles and movement. When approximately 80% of the dopamine-producing cells are damaged, the symptoms of Parkinson disease appear. The key signs of Parkinson disease are:

•	Tremor (shaking)
•	Slowness of movement
•	Rigidity (stiffness)
•	Difficulty with balance

Other signs of Parkinson disease may include:

•	Small, cramped handwriting
•	Stiff facial expression
•	Shuffling walk
•	Muffled speech
•	Depression

Parkinson disease affects both men and women in almost equal numbers. In the United States, an estimated 60,000 new cases of Parkinson disease are diagnosed each year, adding to the 1.5 million Americans who currently have the disease. Globally, approx. 6 million people suffer from PD. While PD usually develops after the age of 65, 15% of those diagnosed are under 50.

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[3]	Source: ‘Vernalis: No pain, no gain’. ING research report dated 25 Oct. 2006
[4]	Source: National Parkinson Foundation

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Neurologix Inc.	INVESTOLOGY RESEARCH

Pharmacological treatment

There are a number of effective medicines that help to ease the symptoms of Parkinson disease. Most symptoms are caused by lack of dopamine. The medicines most commonly used will attempt to either replace or mimic dopamine, which improves the tremor, rigidity and slowness associated with Parkinson disease.

The mainstay of treatment is with the dopamine precursor levodopa, or L-dopa (now generic), which acts by increasing brain dopamine levels. Although levodopa can be highly effective when first given, severe limitations are encountered during long-term administration. After several years of treatment, the effects tend to diminish and many patients develop unpleasant involuntary muscle movements and contractions (dyskinesias). PD patients frequently experience dramatic swings in mobility and mood (known as being ‘on’ or ‘off’), which may depend on the severity of their disease or the timing of their medication. Side effects of nausea, anorexia, hypotension and psychological effects also limit its usage. Levodopa is therefore generally administered with a dopa-decarboxylase inhibitor (e.g., carbidopa in Sinemet and benserazide in Madopar) which prevents the peripheral degradation (i.e., in other areas of the body outside of the brain) of levodopa to dopamine helping to reduce side effects and boost the duration of levodopa’s efficacy.

Side Effects of Levodopa

System	Side Effects
Gastrointestinal	Nausea
Vomiting
Anorexia

Cardiovascular	Postural Hypotension
Cardiac Stimulation

Neurological	Dyskinesias

Behavioral	Psychosis
Confusion
Delirium
Depression
Insomnia
Anxiety

Source: Needham & Company, LLC research report

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Neurologix Inc.	INVESTOLOGY RESEARCH

Mechanism of action of Parkinson’s treatments

Source: ING research report

Current treatment guidelines for pharmacotherapy have two main aims: to attempt to slow the progress of the disease and to delay the requirement to take levodopa. While current treatments do improve symptoms of PD up to a point, none have been proven to slow or prevent the progression of the disease.

Time course and treatment of PD

Source: Datamonitor, Various, ING Report

Other treatments, such as dopamine receptor agonists and enzymatic approaches (eg, MAO-B and COMT inhibitors), lack the robust efficacy of levodopa, and are either used in early stages of the disease or as adjunct treatments given with levodopa. None of the currently available treatments have been proven to halt or reverse the underlying neurodegenerative process and thus offer, at best, only short-term symptomatic relief, often coupled with unpleasant and limiting side effects. Thus, there is still a huge medical need for improved therapies for PD.

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Neurologix Inc.	INVESTOLOGY RESEARCH

Key products for the treatment of Parkinson’s disease

Source: ING estimates

Deep Brain Stimulation

Apart from the drug based treatment Deep brain stimulation (DBS) is a surgical procedure used to treat a variety of disabling neurological symptoms—most commonly the debilitating symptoms of Parkinson’s disease (PD), such as tremor, rigidity, stiffness, slowed movement, and walking problems. The procedure is also used to treat essential tremor, a common neurological movement disorder.

Deep brain stimulation involves the implantation of a very thin lead containing four electrode contacts into a specific target area in the brain. The lead extends through a small opening in the skull and is connected to an extension wire. The extension wire is connected to an impulse generator or “pacemaker” which is implanted under the skin over the chest. The implanted electrodes deliver electrical impulses to the brain. The stimulation offers patients relief from the tremors, rigidity, slowness of movement, stiffness and may help balance problems associated with their conditions. The stimulation can be adjusted as a patient’s condition changes over time.

DBS is a FDA approved procedure and is covered by Medicare for the treatment of Parkinson’s disease and Essential Tremor. However, this is not the case in all states. Some states’ programs do not cover DBS surgery. Outside of Medicare, most insurance companies also cover the costs of DBS surgery.

Market value

IMS Health estimates the value of the PD market at US$2.7bn in 2005. Although this superficially seems modest, given the prevalence and severity of the problem, ING believes it reflects the maturity of current drugs (many of which are now off-patent) plus the absence of any real advances in medication in recent years. The dopamine agonists are the most important class commercially, taking

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Neurologix Inc.	INVESTOLOGY RESEARCH

63% and 54% of the dollar share in the US and Europe, respectively. The main drugs in this class are Boehringer Ingelheim’s Mirapex (pramipexole), and GlaxoSmithKline’s Requip (ropinirole).

Leading Parkinson’s disease treatments

US product name	Company	2005 sales (US$m)	Market share (%)	Growth (%)
Mirapex	Boehringer Ingelheim	539	19.8	31
Requip	GSK	305	11.2	37
Cabaser	Pfizer	254	9.3	9
Madopar	Roche	196	7.2	3
Stalevo	Novartis	174	6.4	102
Total others		1,255	46.1	-7
Total		2,724	100	9

Source: IMS Health. Note: IMS Health figures often deviate from reported company sales due to currency.

Sales Trends for Parkinson’s Disease Therapies

Product	Company	Mechanism	4Q05	1Q06	2Q06	3Q06
Artane (Trihexyphenidyl)	generic	Anticholinergic	$1.36mn	$1.28mn	$1.27mn	$1.24mn
Cogentin (Benztropine)	generic	Anticholinergic	4.04	5.16	6.59	6.18
Eldepryl (Selegiline)	generic	MAO inhibitor	1.43	1.34	1.35	1.28
Mirapex (Pramipexole)	Boehringer Ingelheim	Dopamine agonist	67.57	68.50	73.21	74.82
Permax (Pergolide)	generic	Dopamine agonist	4.19	3.86	3.71	3.39
Requip (Ropinirole)	GlaxoSmithKline	Dopamine agonist	56.10	66.83	78.54	87.61
Sinemet (Carbidopa/Levodopa)	generic	Dopamine precursor mix	40.00	39.26	38.14	37.72
Stalevo (Carbidopa/Levodopa/Entacapone)	Novartis	Dopamine precursor mix	19.82	21.28	21.79	22.97
Symmetrel (Amantadine)	generic	Stimulates dopamine release	4.50	4.17	3.75	3.92
Total			$199.01mn	$211.67mn	$228.35mn	$239.13mn

Source: Company reports and CIBC World Markets Corp. research report

Future competition

The PD market is mature with few new mechanisms of action to reach the market. The main launches in recent years have been: Stalevo, a combination drug that incorporates levodopa, carbidopa and a COMT inhibitor to reduce the daily pill burden; Neupro, a dopamine agonist (rotigotine) formulated into a convenient once-daily patch; and Azilect, a new-generation MAO inhibitor. GSK’s Requip CR, a once-daily version of Requip, is undergoing regulatory review and looks set for launch in 2007. All are simply products offering improved utility rather than paradigm shifts in treatment. Novel mechanisms of treating Parkinson’s disease have historically had a high failure rate, exemplified by recent disappointments from Merck KGaA’s sarizotan and BI’s NS2330. Nevertheless there are a number of new mechanisms in development including adenosine A2A antagonists, which modulate the brain’s response to dopamine, and cell-based therapies such as Bayer/Schering’s Spheramine. The latter potentially offers a revolutionary approach to PD by injecting cells into the brain that produce levodopa. Like other approaches, this is high risk and unlikely to reach the market in the near term (i.e., prior to 2010). Elsewhere, Serono recently licensed in Newron’s safinamide, a combined MAO-B and dopamine reuptake inhibitor that also inhibits glutamate release. This multi-action PD drug is in phase III development and may have advantages over current therapies for PD, according to the companies.

Epilepsy

Epilepsy is a neurological condition that makes people susceptible to seizures. A seizure is a change in sensation, awareness, or behavior brought about by a brief electrical disturbance in the brain. Seizures vary from a momentary disruption of the senses, to short periods of unconsciousness or staring spells,

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Neurologix Inc.	INVESTOLOGY RESEARCH

to convulsions. Most adults who have it can expect to live a normal life span. Epilepsy is one of the most common disorders of the nervous system. More than 2.7 million Americans of all ages are living with epilepsy. Moreover, every year, approx. 181,000 Americans develop seizures and epilepsy for the first time.

Reason for epilepsy

Nerve cells in the brain, as in the rest of the nervous system, are constantly sending and receiving messages in the form of rhythmic electrical signals that travel their length. This orderly flow of electrical signals in the brain’s circuitry is disrupted by spontaneous, erratic bursts of electrical activity during an epileptic attack. Such episodes can start either in a specific location in the brain or is spread throughout the brain. This electrical outburst manifests itself in several forms, be it a blank stare, a strange sensation in the hand or, as is more readily recognized, severe convulsions that take control of the body. How and why these attacks occur is not known although a variety of conditions have been implicated in precipitating them. These include: gene mutations affecting the nervous system; injury to the brain; metabolic imbalances; substance abuse and brain tumor.

In the absence of a cure, current treatment of epilepsy is limited to administration of anti-epileptic drugs (AEDs, also known as anti-convulsants), to soothe electrical disruptions and restore normal signaling during an epileptic attack. Ketogenic diets low in carbohydrates but high in lipids also appear to be beneficial in controlling certain types of epilepsy in children. For those patients who derive no relief from AEDs, surgery is another treatment option.

In terms of market size, slow generic uptake, reformulations, follow-on products and new market entrants is expected to increase epilepsy related drug market by 30% from 2005 to $4.3 billion in 20155.

____________________

[5]	Source: http://www.pharmaceutical-business-review.com/article_researchwire.asp?guid=86D02FCD-7E25-4FC9-A212-0B2308598618

www.investologyinc.com	15	January 31, 2007

Neurologix Inc.	INVESTOLOGY RESEARCH

Neurologix’s Solution

The premise underlying the Neurologix treatment is the restoration of normal body function by replacement of a broken gene with a functional copy. To deliver the working gene, a vehicle, usually a modified virus is used to ferry it into place. The Neurologix system uses an adeno-associated virus (AAV) to carry the gene in question. The AAV was chosen owing to its safety and efficacy in targeting a wide range of non-dividing cells (including neurons).

There are currently two primary products that have undergone or are close to clinical testing:

•	The NLX-P101 (Parkinson’s Disease)
•	The NLX-E201 (Epilepsy)

Parkinson’s disease

In the absence of a cure, the uncovering of the genetic basis of the disease indicates potential targets for designing effective Parkinson’s treatments. However, while these approaches are undergoing preliminary investigation, in October 2006, Neurologix announced the completion of a Phase I clinical trial involving 12 advanced Parkinson’s patients in the first successful human gene therapy trial in the United States. The procedure was carried out at New York Presbyterian Hospital/Weill Cornell Medical Center by Dr. Matthew During and Dr. Michael Kaplitt.

The basis for the clinical trial was an earlier successful demonstration of the procedure in a rat model of Parkinson’s disease, as reported in the journal Science in 2004. In the study, the GAD gene-carrying AAV vector was injected into the left subthalamic nucleus (STN) of the brain of adult male rats with the aim of inhibiting the over-active brain region. This follows from the knowledge that the production and release of dopamine by the dopaminergic neurons of the substantia nigra affect pathways in the brain that mediate movement and emotion among other things. The loss of dopamine results in over-active subthalamic nuclei (STN) (of which there are two, one in each hemisphere of the brain) which in turn inhibit movement resulting in the motor traits of Parkinson’s disease. Since inhibition of the STN by various means such as ablation, pharmacologic treatment as well as electrical inhibition have been shown to relieve these motor dysfunctions, it was theorized that the inhibitory neurotransmitter GABA produced by the GAD gene should also inhibit the activity of the STN.

Four to five months after the animals were treated, analysis of the parkinsonian rats showed a marked improvement in inhibitory response as well as motor capabilities above that of the control animals. While this study indicated the potential for conversion of an excitatory pathway into an inhibitory one in the mammalian brain, the results were confirmed in a preclinical non-human primate study before testing in humans.

In August 2003, a Phase I clinical trial was launched with the primary aim of evaluating the safety of the procedure in 12 patients with late-stage Parkinson’s. These patients have had PD for at least five years, started out responsive to medication but became resistant over the course of the disease and are candidates for DBS surgery. Under local anesthesia, the modified adeno-associated virus carrying the GAD gene was injected directly into one side of the brain. The subthalamic nucleus was located for injection using stereo-tactic techniques, MRI and EEG (electroencephalogram).

The AAV-GAD construct was tested at one of three dose levels, with four patients per dose. The patients were closely monitored at three, six and twelve month intervals. Thus far, all 12 are doing well, having suffered no adverse reactions to the virus. Encouragingly, they show marked clinical and physiological improvements as scored by the Unified Parkinson’s Disease Rating Scale (UPDRS) and PET scans.

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Neurologix Inc.	INVESTOLOGY RESEARCH

Taken together the twelve patients showed a 25% improvement in UPDRS, nine of the twelve show a 37% improvement while five show a 40-65% improvement in the twelve months since they received the treatment. These results were achieved with only one side of the brain being treated. The untreated side showed no statistically significant improvement in UPDRS. These results are very promising and indicative not only of the safety but also the efficacy of the Neurologix approach. Furthermore, it should be noted that the company’s gene therapy treatment is delivered under local anesthesia and the patient discharged within 24-48 hours. It has no side-effects and there is no hardware/equipment maintenance required. And since the surgical procedure has already received FDA approval, the entire procedure, including equipment costs, is almost certain to be covered by Medicare. The company is very optimistic about these results and plans to proceed with a larger scale phase II clinical trial scheduled for the second half of 2007.

Epilepsy

To circumvent the complications of surgery of the brain, Neurologix is working on a gene therapy solution to one form of AED-resistant epilepsy known as Temporal Lobe Epilepsy (TLE) originating in the hippocampal region of the brain. In preliminary animal studies it was found that changes in Neuropeptide Y and its receptor occur in regions of the brain, such as the hippocampal neurons, where seizures originate. Neuropeptide Y is a small protein with multiple roles in organ system regulation including appetite control, circadian rhythms, cardiovascular remodeling, memory and learning and epilepsy. An increase in Neuropeptide Y concentration in inhibitory neurons has been observed as well as extension of Neuropeptide Y-overexpressing neurons into excitatory regions that don’t normally express it has been reported. Furthermore, rats genetically modified to over express Neuropeptide Y exhibit a lower susceptibility to epileptic seizures, whereas rats that lack the Neuropeptide Y gene altogether are markedly more susceptible to seizures. These correlations led to the recruitment of Neuropeptide Y to tackle epilepsy.

Following up on this observation, an adeno-associated virus was modified to deliver the Neuropeptide Y gene into rat hippocampus neurons. Eight weeks after injection of the virus, the treated animals were analyzed to assess the effect of the treatment on the onset and duration of seizures. Expression of Neuropeptide Y was limited to nerve cells owing to the target specificity of the virus. There was on average a two-fold reduction in the time to development of seizures induced by kainic acid as well as a 76% reduction in the time spent in seizures as measured by EEG in NPY injected rats compared to the control animals.

In another test of the efficacy of the Neuropeptide Y gene therapy, eight weeks after the injection, animals were subjected to electric stimulation to induce epileptic seizures in a process called kindling. The NPY injected animals required an increase in the electric charge required to induce kindling epileptogenesis. They also underwent fewer convulsions than the control animals.

These animal experiments show that over-expression of Neuropeptide Y in the hippocampus significantly reduced the occurrence and severity of epileptic seizures presumably, by inhibiting the release of excitatory neurotransmitters, such as glutamate, from the surrounding neurons thereby protecting the central nervous system from hyperexcitability associated with epilepsy. Plans are underway to apply this treatment to epileptic humans in a Phase I clinical trial tentatively scheduled for 2007.

Other Neurologix products

The company is also engaged in preclinical evaluation of other gene therapy treatments to slow down and control metabolism. Some conditions that arise from aberrant metabolism include obesity and depression.

www.investologyinc.com	17	January 31, 2007

Neurologix Inc.	INVESTOLOGY RESEARCH

Management

Martin J. Kaplitt, M.D. - Chairman of the Board

Dr. Martin J. Kaplitt is one of the world's leading cardiac surgeons. On January 12, 1967, Dr. Kaplitt and a team of cardiac surgeons at Downstate Medical Center performed the first operation in New York State to clean out a blocked coronary artery. Since that time Dr. Kaplitt, who attended Cornell University and the State University of New York, Downstate Medical Center, has written more than seventy papers and two textbooks on the subject of heart and blood vessel diseases. In 1971, Dr. Martin J. Kaplitt established the first open heart surgical program at North Shore University Hospital. He was Chief of the Thoracic and Cardiovascular Surgical Service at North Shore for the next seven years before entering private practice in 1978. To enable better diagnoses of heart disease, Dr. Kaplitt opened one of the first comprehensive cardiovascular diagnostic centers and has lectured and written extensively on the subject. In 1984 Dr. Kaplitt founded Advanced Medical Imaging Corporation (AMIC), a publicly traded company. He is a fellow of the American College of Surgeons, the American College of Cardiology, and a member on numerous surgical societies. Dr. Kaplitt is currently Associate Attending in Surgery at North Shore University Hospital and a clinical associate professor of surgery at Cornell University Medical College.

John E. Mordock - President & Chief Executive Officer

John E. Mordock was appointed President and CEO of Neurologix in July 2006. Previously, Mr. Mordock was the managing partner of Red Bird Capital, LLC, a private investment group focusing on development stage medical technology. Previously he was president of The Surgical & Medical Services Group of Teleflex, Inc., a NYSE listed company, a founder and the president of Cabot Medical, Inc. a NASDAQ listed company. He has previously served as a director of Surgical Services, Inc., Cabot Medical, Inc., Fiber Optics Sensors, Inc., Meditron, Inc., US Vision, Inc. Mr. Mordock has also been a member of the USFDA's OB/GYN Device Approval Panel. Mr. Mordock earned both his BS Degree and an MBA from La Salle University in Philadelphia, Pa.

Marc L. Panoff - Chief Financial Officer & Treasurer

Marc Panoff was appointed Chief Financial Officer and Chief Accounting Officer of Neurologix in January of 2006. Previously, Mr. Panoff served as Chief Financial Officer at Nephros, Inc., a publicly traded medical device company from July 2004 to January 2006, where he was responsible for leading the company's successful initial public offering. From August 2001 to July 2004, Mr. Panoff served as Vice President, Finance, at Walker Digital Companies, a privately held research and development company. He also served as Corporate Controller at Medicis Pharmaceutical Corporation, a publicly traded specialty pharmaceutical company, for over seven years. At Medicis, Mr. Panoff was responsible for financial operations and the operational integration of various transactions, including acquisitions, a joint venture, and in-licensing agreements. Mr. Panoff received his Bachelor of Science in Business Administration from Washington University in St. Louis and his Masters in Business Administration from Arizona State University. He is also a Certified Public Accountant in the state of New York.

Christine V. Sapan, Ph.D. - Executive Vice President, Chief Development Officer

Dr. Christine V. Sapan, Ph.D. was appointed Executive Vice President, Chief Development Officer of Neurologix in July of 2006. Prior to joining Neurologix, Dr. Sapan was employed for 18 years by Nabi Biopharmaceuticals, a vertically integrated biopharmaceutical company that focuses on serious unmet medical needs including infectious diseases, most recently serving as Vice President, Project Management, from 2001 to 2005. During her tenure with Nabi, Dr. Sapan played a key role in the management of the company's research programs and the commercial expansion of its therapeutic products. Earlier in her career, Dr. Sapan worked and consulted for a number of technology-based diagnostic companies, including Beckman-Coulter, as a regulatory affairs advisor. Dr. Sapan has a

www.investologyinc.com	18	January 31, 2007

Neurologix Inc.	INVESTOLOGY RESEARCH

Ph.D in Experimental Pathology and an M.S. in Human Physiology from the University of North Carolina and performed independent research at Duke University as a post-doctoral fellow.

Scientific Advisory Board (SAB)

Paul Greengard, Ph.D

Dr. Greengard has been a member and chairman of the SAB since July 2003. Dr. Greengard is the Vincent Astor Professor and Chairman of the Laboratory of Molecular and Cellular Neuroscience at The Rockefeller University. Dr. Greengard was awarded the 2000 Nobel Prize in Physiology or Medicine. Dr. Greengard received a Ph.D. in biophysics from Johns Hopkins University. Prior to joining The Rockefeller University in 1983, Dr. Greengard was the director of biochemical research at the Geigy Research Laboratories and subsequently Professor of Pharmacology and Professor of Psychiatry at the Yale University School of Medicine. Dr. Greengard is an elected member of the U.S. National Academy of Sciences and its Institute of Medicine and of the American Academy of Arts and Sciences. He is also a foreign member of the Royal Swedish Academy of Sciences and a member of the Norwegian Academy of Science and Letters.

Andrew J. Brooks, Ph.D

Dr. Brooks has been a member of the SAB since January 2002. Dr. Brooks is currently the Director of the Bionomics Research and Technology Center (BRTC) at the Environmental and Occupational Health Science Institute of the University of Medicine and Dentistry of New Jersey. He is also the Associate Director of Technology Development at Rutgers University’s Cell and DNA Repository and an Assoiciate Professor of Environmental Medicine and Genetics at UMDNJ. Dr. Brooks is a molecular neuroscientist whose research focuses on deciphering the molecular mechanisms that underlie memory and learning. These studies investigate gene-environment interactions in the context of aging, neurodegenerative disease and neurotoxicant exposure. Previously, Dr. Brooks was the Director of the Center for Functional Genomics in the Aab Institute for Biomedical Science at the University of Rochester from which he also received his Ph.D.

Matthew J. During, M.D., D.Sc

Dr. During, one of the Company’s scientific co-founders, has been a member of the SAB since October 1999. Dr. During is currently Professor of Molecular Virology, Immunology and Medical Genetics at Ohio State Medical School. He is also a Professor of Molecular Medicine and Pathology at the University of Auckland in New Zealand where he directs neuroscience and gene therapy programs. From June 2004 to February 2006 he was the Research Lab Director of the Department of Neurological Surgery at Cornell. He served as Director of the CNS Gene Therapy Center and Professor of Neurosurgery at Jefferson Medical College from 1998 through 2002. From 1989 through 1998, Dr. During was a faculty member at Yale University where he directed a translational neuroscience program and headed Yale’s first gene therapy protocol. Dr. During is a graduate of the University of Auckland School of Medicine and did further postgraduate training at M.I.T. from 1985 to 1987, Harvard Medical School from 1986 to 1989 and Yale University from 1988 to 1989.

Michael G. Kaplitt, M.D., Ph.D

Dr. Kaplitt, one of the Company’s scientific co-founders, has been a member of the SAB since October 1999. Dr. Kaplitt is Assistant Professor of Neurosurgery, Director of Stereotactic and Functional Neurosurgery and Director of the Laboratory of Molecular Neurosurgery at Weill Medical College of Cornell University. He is also a Clinical Assistant Attending, Division of Neurosurgery, Department of Surgery at Memorial-Sloan Kettering Cancer Center, and Adjunct Faculty, Laboratory of Neurobiology and Behavior at The Rockefeller University. Dr. Kaplitt graduated magna cum laude with a bachelor’s degree in molecular biology from Princeton University. He received his M.D. from Cornell University School of Medicine in 1995, where he completed his residency in Neurosurgery and a Ph.D. in molecular neurobiology from The Rockefeller University.

www.investologyinc.com	19	January 31, 2007

Neurologix Inc.	INVESTOLOGY RESEARCH

Daniel H. Lowenstein, M.D.

Dr. Lowenstein has been a member of the SAB since January 2005. Dr. Lowenstein is Professor and Vice Chairman in the Department of Neurology at the University of California, San Francisco (“UCSF”), Director of the UCSF Epilepsy Center and Director of Physician-Scientist Training Programs for the UCSF School of Medicine. He received his M.D. degree from Harvard Medical School in 1983. Dr. Lowenstein established the UCSF Epilepsy Research Laboratory, and was the Robert B. and Ellinor Aird Professor of Neurology from 1998 to 2000. He then joined Harvard Medical School as the Dean for Medical Education and Carl W. Walter Professor of Neurology for two and a half years, and in 2003, moved back to UCSF in his current position. During 2004, he served as the President of the American Epilepsy Society. His interests include the molecular and cellular changes in neural networks following seizure activity and injury and the contribution of neurogenesis to seizure-induced network reorganization in the adult central nervous system. He has received several national awards for excellence in teaching and numerous academic honors and awards, including the American Epilepsy Society’s 2001 Basic Research Award. Among his numerous publications, he has authored approximately 80 papers in peer-reviewed journals, 80 research abstracts and 43 review articles, editorials and book chapters.

Andres M. Lozano, M.D., Ph.D

Dr. Lozano has been a member of the SAB since April 2001. He is currently Professor of Neurosurgery and holds the Ronald Tasker Chair in Stereotactic and Functional Neurosurgery at The University of Toronto. Dr. Lozano received his M.D. from the University of Ottawa and a Ph.D. from McGill University. He completed a residency in Neurosurgery at the Montreal Neurological Institute prior to joining the staff at the University of Toronto. Dr. Lozano is currently the President of the American Society for Stereotactic and Functional Neurosurgery and the President-elect of the World Society for Stereotactic and Functional Neurosurgery.

Eric J. Nestler, M.D., Ph.D

Dr. Nestler has been a member of the SAB since May 2004. Dr. Nestler’s research focuses on ways in which the brain responds to repeated perturbations under normal and pathological conditions, with a primary focus on drug addiction and depression. He has authored or edited seven books, and published more than 300 articles and reviews and 267 abstracts relating to the field of neuropsychopharmacology. Since 2000, he has been the Lou and Ellen McGinley Distinguished Chair in Psychiatric Research and Professor and Chairman of the Department of Psychiatry at the University of Texas Southwestern Medical Center. From 1992 to 2000, he was Director of the Abraham Ribicoff Research Facilities and of the Division of Molecular Psychiatry at Yale University. Dr. Nestler’s awards and honors include the Pfizer Scholars Award (1987), Sloan Research Fellowship (1987), McKnight Scholar Award (1989), Efron Award of the American College of Neuropsychopharmacology (1994) and Pasarow Foundation Award for Neuropsychiatric Research (1998).

www.investologyinc.com	20	January 31, 2007

Neurologix Inc.	INVESTOLOGY RESEARCH

APPENDIX - Time line

•	On October 17, 2006, Neurologix announced that it has successfully completed its Phase I trial of gene therapy for Parkinson's disease with statistically significant results.

•	On August 7, 2006 Neurologix, Inc. announced that it has entered into a licensing agreement with a subsidiary of Diamyd Medical.

•

On May 11, 2006 Neurologix, Inc. announced that it completed a private placement of $12 million of its newly created Series C Convertible Preferred Stock at a price of $35.00 per share. In addition, the company issued warrants to purchase 2,224,719 shares of its common stock at an exercise price of $2.05 per share. The proceeds from the transaction, net of expenses, will be used for working capital and corporate purposes.

•

On December 6, 2005 Neurologix, Inc. announced results from preclinical studies, which showed that Neuropeptide Y (NPY) gene transfer reduces spontaneous seizures in an in vivo model of epilepsy as well as positively influences the fundamental biological process which leads to a chronically epileptic state. Neurologix's approach is based on the use of the non-pathogenic adeno-associated virus (AAV) vector, delivered using standard neurosurgical techniques.

•

On November 18, 2005 Neurologix, Inc. announced the findings from preclinical studies, which showed that the gene XIAP (X-linked inhibitor of apoptosis) may prevent the progression of Huntington's disease.

•

On September 26, 2005 Neurologix, Inc. announced positive interim results of its landmark gene therapy clinical trial for patients with Parkinson's disease. Neurologix's 12-patient, dose-escalating Phase I trial is the world's first study to use a viral vector (the non-pathogenic adeno-associated virus, or AAV) for the treatment of an adult neurological disease.

•

On June 8, 2005 Neurologix, Inc. announced the completion of all neurosurgical gene transfer procedures in its landmark, 12-patient, dose-escalating Phase I clinical trial of gene therapy for Parkinson's disease. The Company also announced that its co-founder Michael Kaplitt, M.D., Ph.D. presented an update on the trial at the 16th International Congress on Parkinson's Disease and Related Disorders in Berlin on June 7, 2005.

•

On May 18, 2005 Neurologix, Inc. announced that it has entered into a license agreement with Keio University in Tokyo, Japan to develop and commercialize therapeutics to treat brain and other CNS disorders using the humanin gene. However, the gene could not be developed to function in the manner intended for use in the company’s programs and the agreement was subsequently cancelled.

•

On May 2, 2005 Neurologix, Inc. announced it has entered into an agreement with Medtronic, Inc. for the joint development, manufacturing and commercialization of micro-infusion catheters designed to deliver gene therapy into the brain and central nervous system. In conjunction with the agreement, Medtronic increased its equity investment in Neurologix by $2.0 million, purchasing 1,141,552 shares of common stock at a price of $1.752 per share, plus warrants to purchase 285,388 shares of common stock at an exercise price of $2.19 per share.

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Neurologix Inc.	INVESTOLOGY RESEARCH

•

On April 22, 2005 Neurologix Inc. announced that on April 20, 2005, its scientific co-founder, Michael G. Kaplitt, M.D. Ph.D., presented a clinical update as the Company sponsored landmark Phase I gene therapy trial for the treatment of Parkinson's disease nears completion.

•

On February 25, 2005 Neurologix, Inc. announced that it has completed the additional private placement of approximately 792,000 shares of newly issued common stock at $1.30 per share, for proceeds of $1,030,000 before transaction expenses.

•

On February 11, 2005 Neurologix, Inc. announced that it completed a private placement of securities with investors led by Merlin Biomed Group, for an aggregate purchase price of approximately $1.4 million, before transaction expenses.

•

On October 20, 2004 Neurologix announced that in a study published in the journal Science, scientists from the University of Auckland and Weill Cornell Medical College reported on the effectiveness of a new gene therapy approach to Parkinson's Disease, and the potential for this therapy to affect the overall progression of the disease itself.

Financials

Consolidated Balance Sheet as of 30 Sept. 2006

(Amounts in US$'000 ) - unaudited	30 Sept. 2006
ASSETS
Current assets:
Cash and cash equivalents	$6,687
Investments in marketable securities held to maturity	4,969
Prepaid expenses and other current assets	561
Total current assets	12,217

Equipment, less accumulated depreciation	171
Intangible assets, less accumulated amortization	564
Other assets	11

Total Assets	$12,963

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$943
Capital lease obligations	1
Total liabilities	944

Stockholders' equity:
Series C Preferred stock	35
Common stock	27
Additional paid-in capital	34,340
Deficit accumulated during the development stage	-22,383
Total stockholders' equity	12,019

Total Liabilities and Stockholders' Equity	$12,963

Source: SEC filings

www.investologyinc.com	22	January 31, 2007

Neurologix Inc.	INVESTOLOGY RESEARCH

Disclaimer

Waheed Hassan, CFA

Waheed Hassan has worked as a Senior Research analyst with Indosuez W.I. Carr Securities, UBS Warburg, and an affiliate of Merrill Lynch. He was rated amongst #1 Financial Sector research analysts in The Reuters Survey of Global Emerging Markets 1998. Similarly, he was a member of the #1 rated research team according to The Reuters Survey of Global Emerging Markets 1999 and Euromoney Awards for Excellence 2000. He is a member of the CFA Institute.

Yvette Chin, Senior Biotech Consultant

Ms. Chin received her MS in Genetics from Iowa State University and has extensive experience in molecular biological, biochemical and histological techniques. After completing her thesis in a yeast lab she moved to a mouse developmental biology lab at the University of Georgia. Presently, she is at the Memorial Sloan-Kettering Cancer Center in New York City, where she conducts research in a cell and cancer biology lab. She has been a member of the National Association of Science Writers since 2002.

Information, opinions or ratings contained in this report are submitted solely for information purposes by the qualified professional analyst. The information used and statements of fact made have been obtained from sources considered reliable but neither guarantee nor representation is made as to the completeness or accuracy of the same. No representation whatsoever is made by Investology Inc. Investology Inc. accepts no liability whatsoever for any direct or consequential loss or damage arising from any use of this report or its content. Such information and the opinions expressed are subject to change without notice. This report or study is not intended as an offering or a solicitation of an offer to buy or sell the securities mentioned or discussed. Investors should conduct their own due diligence on Neurologix, Inc.

Investology Inc. received $15,000 from an unaffiliated third party for 12-month coverage of Neurologix, Inc.

The analyst hereby certifies that he does not own any share in Neurologix, Inc. Investology Inc. does not have any investment banking relationship with Neurologix, Inc.

Reprinting, reproduction, or copying of this report or any material contained herein is strictly prohibited.

INVESTOLOGY INC. www.investologyinc.net 703-636-4300 Research@investologyinc.net

www.investologyinc.com	23	January 31, 2007

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